                                                                   Exhibit 4.3.2

                      Second Amendment to Rights Agreement
                      ------------------------------------


     This Second Amendment (the "Second Amendment"), dated as of December 4, 1995, between Rykoff-Sexton, Inc., a Delaware corporation (the "Company"), and Chemical Trust Company of California (the "Rights Agent"), amends the Rights Agreement, dated as of December 8, 1986, by the Company and Bank of America National Trust & Savings Association (as original Rights Agent), as previously amended by that certain Amendment, dated as of October 5, 1989 (the "Rights Agreement").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, officers, representatives and agents of the Company have been and are exploring the possibility of a strategic merger of US Foodservice Inc., a Delaware corporation (the "Target"), with the Company (the "Potential Merger"), and the Company has been engaged in preliminary negotiations with the Target and its stockholders;

     WHEREAS, the Board of Directors of the Company (the "Board") desires to authorize the execution of a draft letter of intent (the "Letter of Intent") to be executed by the Company, the Target and the Target's stockholders, relating to the Potential Merger;

     WHEREAS, the Company, by action of its Board, a majority of which consists of Continuing Directors, has determined that, in connection with the approval and authorization of the execution and delivery of the Letter of Intent, it is desirable to amend the Rights Agreement to effectuate the purposes thereof;

     WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred;
     NOW, THEREFORE, the parties hereto agree as follows:
          1.  Amendments to Rights Agreement.
              ------------------------------
          (a) Section 1(a) of the Rights Agreement is hereby amended by inserting at the end thereof the following:

               ; provided, however, that the negotiation and execution of the Letter of Intent (as defined in the Second Amendment) and the preliminary negotiations with respect to the Potential Merger (as defined in the Second Amendment) shall not cause any Person to be deemed an Acquiring Person.

          (b) Section 1(d)(iii) of the Rights Agreement is hereby amended by inserting at the end thereof the following:

               ; provided, however, that the negotiation and execution of the Letter of Intent and the preliminary negotiations with respect to the Potential Merger shall not cause any Person to be deemed to be the Beneficial Owner of, or to "beneficially own," any Common Stock.

          2.  Miscellaneous.
              -------------
          (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

          (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

          (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed any original, but all of which counterparts shall together constitute but one and the same document.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first written above.

ATTEST:                                    RYKOFF-SEXTON, INC.


By: /s/ Robert J. Harter, Jr.              By: /s/ Harold E. Feather
    -------------------------                  ---------------------
Name:  Robert J. Harter, Jr.               Name:  Harold E. Feather
Title: Senior Vice President - Human       Title: Senior Vice President -
       Resources and General Counsel              Corporate Planning


                                           CHEMICAL TRUST COMPANY OF CALIFORNIA
ATTEST:                                    (as Rights Agent)



By: /s/ Michael Dzieciolowski              By: /s/ Sharon Magidson
    -------------------------                  ---------------------
Name:  Michael Dzieciolowski               Name:  Sharon Magidson
Title: Assistant Vice President            Title: Vice President

                             Certificate of Officer
                             ----------------------



          The undersigned, being a duly authorized officer of Rykoff-Sexton, Inc., a Delaware corporation (the "Company") hereby certifies to Chemical Trust Company of California, as rights agent (the "Rights Agent") under the Rights Agreement, dated as of December 8, 1986, as previously amended, between the Company and Bank of America National Trust & Savings Association (the "Rights Agreement"), as follows:

     1. I am the Senior Vice President -- Human Resources and General Counsel of the Company.

     2. The attached Second Amendment to the Rights Agreement is in compliance with the terms of Section 26 of the Rights Agreement.


Dated:  December 4, 1995
                                         /s/ Robert J. Harter, Jr.
                                         -------------------------
                                         Robert J. Harter, Jr.

203 Resolution rider
- --------------------

     FURTHER RESOLVED, that upon consummation of the [merger] pursuant to the [merger agreement], [Stockholder] x gany acquisition of shares of Common Stock or Units pursuant to and in accordance with the transactions contemplated by the Securities Purchase Agreement, neither Individual nor Investor shall be deemed to be an "Interested Stockholder" for purposes of
     Section 203 of the General Corporation Law of the State of Delaware.

an express purpose of the foregoing approval is to provide such approval as may be necessary under Section 203(a)(1) of the Delaware General Corporation Law (the "DGCL") or under any provision of the Company's Restated Certificate of Incorporation (the "Restated Certificate") with respect to any transaction that may be deemed to have occurred by reason of the negotiation and execution of the Letter of Intent or the preliminary negotiations with respect to the Potential Merger; provided, however, that the foregoing shall not be deemed to constitute authorization or approval of the Potential Merger, with such authorization and approval hereby expressly reserved, and shall not be deemed to constitute a determination that approval of the negotiation and execution of the Letter of Intent or the preliminary negotiations with respect to the Potential Merger is required under Section 203 of the DGCL or under any provision of the Restated Certificate; and

     FURTHER RESOLVED, that neither the negotiation and execution of the Letter of Intent nor the preliminary negotiations with respect to the Potential Merger shall be considered to cause the Target or any of the Target's stockholders, or any affiliate or associate of the Target or any of its stockholders, (i) to be an "interested stockholder" of the Company within the meaning of Section 203 of the DGCL, or (ii) to be a "Related Person" or "beneficial owner" of shares of the Company's Common Stock, $.10 par value ("Common Stock"), or to have "Beneficial Ownership" of shares of Common Stock, within the meaning of any provision of the Restated Certificate.